                                   EX 1.(5)
                                                                   POLICY NUMBER


[PARAGON LOGO APPEARS HERE]
                                                                      INSURED


              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE TO AGE 100


                               Non-Participating


Flexible Premiums are payable during the lifetime of the Insured to age 100. The death benefit is payable at the death of the Insured prior to age 100 and while the policy is in force. Cash surrender value, if any, is payable at the Insured's age 100.

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED ON PAGES 3.02 AND 3.03.

THE POLICY'S CASH VALUE IN EACH INVESTMENT DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT DIVISION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE THE SEPARATE ACCOUNT PROVISION.

THE POLICY'S CASH VALUE IN THE GENERAL ACCOUNT WILL BE CREDITED WITH INTEREST AT A MINIMUM GUARANTEED RATE AS SHOWN ON THE POLICY SPECIFICATIONS PAGE. WE MAY CREDIT ADDITIONAL INTEREST IN EXCESS OF THE GUARANTEED RATE. SEE THE GENERAL ACCOUNT CASH VALUE PROVISION.

                                   RIGHT TO
                                EXAMINE POLICY

Please read this policy. You may return this policy to us within 20 days from the date you receive it or within 45 days after the application is signed, whichever period ends later. If you return it within this period, the policy will be void from the beginning. We will refund any premium paid.

This policy is a legal contract between the policy owner and Paragon Life Insurance Company. PLEASE READ YOUR POLICY CAREFULLY. This cover sheet provides only a brief outline of some of the important features of your policy. This cover sheet is not the complete insurance contract and only the actual policy provisions will control. The policy itself sets forth, in detail, the rights and obligations of both you and your insurance company. IT IS THEREFORE IMPORTANT THAT YOU READ YOUR POLICY.


Signed for the company at its Home Office, St. Louis, Missouri 63105. (314-862-
2211)

     /s/ Matthew P. McCauley               /s/ Anthony F. Trani

     V.P., GENERAL COUNSEL
        AND SECRETARY                            PRESIDENT

30046                                0.01
(5/01)

                        ALPHABETIC GUIDE TO YOUR POLICY



Page
  6.06     Addition, Deletion or Substitution of Investments
  3.04     Allocation of Net Premiums
  6.03     Assignments
  4.06     Basis of Computation
  6.01     Beneficiary
  4.04     Cash Surrender Value
  4.02     Cash Values
  3.03     Change in Contract Type
  3.03     Change in Face Amount
  6.03     Change of Owner or Beneficiary
  6.03     Claims of Creditors
  6.03     Conformity with Statute
  4.06     Continuation of Insurance
  6.04     Conversion Rights
  3.02     Death Benefit
  3.01     Definitions
  4.02     General Account Cash Value
  4.02     General Account Interest Rate
  3.04     Grace Period
  6.04     Incontestability
  7.01     Interest on Proceeds
  3.01     Issue Date
  4.03     Loan Account Cash Value
  4.01     Loans
  3.01     Maturity Date
  6.04     Misstatement of Age and Corrections
  4.04     Monthly Cost of Insurance
  4.04     Monthly Cost of Insurance Rates
  4.04     Monthly Deduction
  4.03     Net Investment Factor
  3.04     Net Premium
  6.01     Owner
  4.05     Partial Withdrawals
  7.01     Payment of Policy Benefits
  3.04     Payment of Premiums
  3.03     Policy Changes
  3.02     Policy Proceeds
  4.05     Postponement of Payments or Transfers
  3.05     Reinstatement
  6.03     Right to Examine Increase in Face Amount
  4.02     Separate Account Cash Value
  6.04     Separate Account Provisions
  6.03     Statements in Applications
  6.04     Suicide Exclusion
  4.04     Surrender
  6.05     Transfers

Additional Benefit Riders, Modifications and Amendments, if any, and a Copy of the Application are found following the final section.

30046                                0.02
(5/01)

POLICY SPECIFICATIONS


INSURED AGE                           [35]               INSURED                               [John Doe]
SEX                                 [Male]               FACE AMOUNT                           [$500,000]
CONTRACT TYPE                      [Level]               ISSUE DATE                     [January 1, 2001]
MINIMUM FACE AMOUNT             [$225,000]               MATURITY DATE                  [January 1, 2066]
PREMIUM EXPENSE CHARGE             [1.25%]               POLICY NUMBER                        [6,000,000]
PREMIUM EXPENSE CHARGE PERIOD     10 Years               PLANNED ANNUAL PREMIUM                  [$3,780]
PREMIUM TAX CHARGE                 [2.25%]               MONTHLY EXPENSE CHARGE                   [$3.50]
LOAN ACCOUNT GUARANTEED                                  SEPARATE ACCOUNT            [SEPARATE ACCOUNT D]
     INTEREST RATE                   5.0%
RISK CLASSIFICATION           [Non-Smoker]
                                                         GENERAL ACCOUNT CASH
                                                               VALUE GUARANTEED
                                                               INTEREST RATE                       [4.0%]
                                                         GENERAL ACCOUNT MAXIMUM
                                                               ALLOCATION PERCENT                [100.0%]
                                                         GENERAL ACCOUNT MAXIMUM
                                                               WITHDRAWAL PERCENT
                                                                   LIMIT                          [25.0%]


FORM                    BENEFITS-AS SPECIFIED IN POLICY
NUMBER                         AND IN ANY RIDER
30046
30197
30198               Policy Plan: FLEXIBLE PREMIUM VARIABLE
30328                      LIFE INSURANCE TO AGE 95
30425
30628
30718


* It is possible that coverage will expire prior to the Maturity Date shown where either no premiums are paid following payment of the initial premium or subsequent premiums are insufficient to continue coverage to such a date. If current values change, the planned periodic premium could be insufficient to continue coverage to the maturity date.

30197                                1.01

              TABLE OF GUARANTEED MONTHLY COST OF INSURANCE RATES
                             RATES ARE PER $1,000

INSURED:    John Doe                                           POLICY NUMBER:        [6,000,000]
                                                                  ISSUE DATE:  [January 1, 2001]

                 RATE      RATE     RATE      RATE                     RATE      RATE     RATE      RATE
  ATTAINED       Male      Male    Female    Female        ATTAINED    Male      Male    Female    Female
     Age       Nonsmoker  Smoker  Nonsmoker  Smoker          Age     Nonsmoker  Smoker  Nonsmoker  Smoker
---------------------------------------------------------------------------------------------------------
     17            0.131   0.175      0.078   0.088              58      0.912   1.709      0.643   0.963
     18            0.136   0.184      0.080   0.093              59      1.004   1.855      0.686   1.015
     19            0.139   0.190      0.083   0.095              60      1.108   2.018      0.736   1.078
     20            0.140   0.193      0.084   0.098              61      1.223   2.201      0.798   1.156
     21            0.138   0.193      0.086   0.099              62      1.355   2.408      0.874   1.257
     22            0.136   0.190      0.087   0.102              63      1.505   2.638      0.968   1.379
     23            0.133   0.187      0.088   0.104              64      1.672   2.891      1.074   1.516
     24            0.129   0.182      0.090   0.107              65      1.854   3.158      1.188   1.660
     25            0.125   0.176      0.092   0.109              66      2.052   3.438      1.307   1.807
     26            0.123   0.173      0.094   0.113              67      2.263   3.728      1.428   1.948
     27            0.121   0.171      0.096   0.117              68      2.493   4.033      1.553   2.092
     28            0.120   0.171      0.098   0.121              69      2.748   4.363      1.692   2.248
     29            0.120   0.173      0.102   0.126              70      3.037   4.727      1.855   2.432
     30            0.121   0.178      0.104   0.132              71      3.366   5.136      2.054   2.665
     31            0.123   0.183      0.108   0.137              72      3.746   5.598      2.298   2.951
     32            0.127   0.191      0.111   0.143              73      4.176   6.111      2.591   3.291
     33            0.132   0.201      0.115   0.150              74      4.648   6.673      2.928   3.678
     34            0.138   0.213      0.120   0.158              75      5.153   7.273      3.303   4.102
     35            0.144   0.227      0.126   0.168              76      5.687   7.886      3.710   4.552
     36            0.152   0.243      0.134   0.182              77      6.244   8.502      4.146   5.022
     37            0.162   0.264      0.144   0.198              78      6.829   9.124      4.618   5.518
     38            0.173   0.288      0.155   0.218              79      7.460   9.775      5.140   6.059
     39            0.184   0.314      0.167   0.238              80      8.157  10.476      5.734   6.665
     40            0.198   0.345      0.181   0.263              81      8.938  11.247      6.418   7.353
     41            0.213   0.378      0.196   0.290              82      9.818  12.101      7.205   8.134
     42            0.229   0.415      0.211   0.317              83     10.795  13.024      8.093   9.037
     43            0.247   0.455      0.226   0.343              84     11.848  13.986      9.073  10.015
     44            0.266   0.499      0.241   0.370              85     12.954  14.953     10.132  11.054
     45            0.288   0.546      0.258   0.398              86     14.098  15.903     11.263  12.146
     46            0.311   0.594      0.275   0.428              87     15.263  16.878     12.466  13.279
     47            0.336   0.647      0.294   0.458              88     16.444  17.894     13.740  14.460
     48            0.363   0.703      0.314   0.490              89     17.658  18.904     15.096  15.688
     49            0.393   0.765      0.337   0.526              90     18.921  19.923     16.544  17.048
     50            0.428   0.833      0.362   0.564              91     20.263  20.983     18.118  18.513
     51            0.467   0.911      0.389   0.605              92     21.735  22.213     19.878  20.138
     52            0.512   0.998      0.421   0.652              93     23.479  23.789     21.946  22.047
     53            0.563   1.098      0.456   0.703              94     25.819  25.939     24.603  24.603
     54            0.621   1.206      0.492   0.756              95     29.322  29.322     28.418  28.418
     55            0.685   1.322      0.530   0.810              96     35.083  35.083     34.490  34.490
     56            0.755   1.444      0.568   0.863              97     45.083  45.083     44.770  44.770
     57            0.829   1.573      0.606   0.913              98     62.096  62.096     61.997  61.997
                                                                 99     83.333  83.333     83.333  83.333

THESE RATES ARE FOR THE BASE COVERAGE AT ISSUE. They are based on 100 percent of the rates set forth in the 1980 CSO Table SA (Male Smoker); 1980 CSO Table NA (Male Nonsmoker); 1980 CSO Table SG (Female Smoker); and 1980 CSO Table NG (Female Nonsmoker); age last birthday.

Any values guaranteed in this contract are based on these rates based upon the sex and risk classification in the Policy Specification


30198                                1.01

                    1.   DEFINITIONS  IN  THIS  POLICY

We, Us and Our      The Paragon Life insurance Company.

You and Your        The owner of this policy. The owner may be someone other
                    than the Insured.

                    In the application the words "You" and "Your" refer to the proposed insured person(s).

Insured The person whose life is insured under this policy. See the Policy Specifications Page.

Issue Age           The Insured's age at his or her last birthday as of the
                    Issue Date.

Attained Age        The Issue Age plus the number of completed policy years.

Issue Date          The effective date of the coverage under this policy. It is also the date from which policy anniversaries, policy years, and policy months are measured.

Investment          The date the first premium is applied to the General Account
Start Date          and/or the Divisions of the Separate Account. This date will be the later of:

                    -    The Issue Date of the policy; or

                    - The date we receive the first premium at our home office.

Maturity Date       The policy anniversary on which the Insured attains age 100.
                    If the Insured is living and the policy is in force on this date, the cash surrender value is payable to you. It is possible that insurance coverage may not continue to the maturity date even if planned premiums are paid in a timely manner.

Monthly             The same date in each succeeding month as the Issue Date
Anniversary         except that whenever the Monthly Anniversary falls on a date other than a Valuation Date, the Monthly Anniversary will be deemed the next valuation date. If any Monthly Anniversary would be the 29th, 30th, or 31st day of a month that does not have that number of days, then the Monthly Anniversary will be the last day of that month.

Business Day        Any day that we are open for business.

General Account     The assets held by us, excluding any loans, other than those allocated to the Divisions of the Separate Account.

Separate Account    A separate investment account created by us to receive and invest net premiums received for this policy. The particular
                    Separate Account for this policy is indicated on the Policy
                    Specifications Page.

Loan Account        The account to which we will transfer from the General
                    Account and the Divisions of the Separate Account the amount of any policy loan.

Loan SubAccount     A Loan SubAccount exists for the General Account and each
                    Division of the Separate Account. Any cash value transferred to the Loan Account will be allocated to the appropriate
                    Loan SubAccount to reflect the origin of the cash value. At any point in time, the Loan Account will equal the sum of all the Loan SubAccounts.

Valuation Date      Each day that the New York Stock Exchange is open for
                    trading, we are open for business and the SEC has not restricted trading or declared an emergency.

SEC                 The United States Securities and Exchange Commission.

30328                                3.01
(5/01)

                    2.   POLICY BENEFITS

Policy Proceeds     The policy proceeds are:
                    1.   The death benefit under the contract type then in
                         effect; plus

                    2. The monthly cost of insurance for the portion of the policy month from the date of death to the end of the month of death; less

                    3.   Any loan and loan interest due.

Death Benefit       The death benefit depends upon the contract type in effect on the date of the Insured's death. The contract type in effect is shown on the Policy Specifications Page.

                    Level Contract Type: (Death benefit is level except when it equals a percentage of cash value.)

                    The death benefit is the greater of:

                    1.   The face amount; or

                    2. The applicable percentage of the cash value on the date of death as described in Section 7702(d) of the internal Revenue Code of 1986 or any applicable successor provision thereto.

                    Increasing Contract Type:

                    The death benefit is the greater of:

                    1. The face amount plus the cash value on the date of death; or

                    2. The applicable percentage of the cash value on the date of death as described in Section 7702(d) of the Internal Revenue Code of 1986 or any applicable successor provision thereto.

                    Not withstanding anything in this policy, the death benefit will in no case be less than the amount necessary to cause the policy to meet the guideline premium test set forth in
                    Section 7702(c) of the 1986 Internal Revenue Code or any applicable successor.

Applicable          The percentages as currently described in Section 7702(d)
Percentage          of the Internal Revenue Code of 1986 are as follows:

                    In the case of an Insured with an                         The applicable percentage
                    Attained Age as of the beginning                          will decrease by a ratable
                    of the policy year of:                                    portion for each full year:

                    More than:               But not more than:               From:                           To:
                      0  .........................   40                        250  ........................  250
                     40  .........................   45                        250  ........................  215
                     45  .........................   50                        215  ........................  185
                     50  .........................   55                        185  ........................  150
                     55  .........................   60                        150  ........................  130
                     60  .........................   65                        130  ........................  120
                     65  .........................   70                        120  ........................  115
                     70  .........................   75                        115  ........................  105
                     75  .........................   90                        105  ........................  105
                     90  .........................   95                        105  ........................  100
                     95  .........................  100                        100  ........................  100
                    100  .........................  100                        100  ........................  100
                                                    or higher


30328                                3.02
(5/01)

Policy Changes      You may request policy changes at any time unless we
                    specifically indicate otherwise. We reserve the right to limit the number of changes to one per policy year and to restrict the changes in the first policy year. The types of changes allowed are explained below.

                    No change will be permitted that would result in this policy not satisfying the definition of Life Insurance under the Internal Revenue Code of 1986 or any applicable successor provision thereto.

Change in           The face amount may be changed by sending us a written
Face Amount         request.

                    Any decrease in face amount will be subject to the following conditions:

                    1. The decrease will become effective on the Monthly Anniversary on or following our receipt of the request.

                    2. The decrease will reduce the face amount in the following order:

                         a. The face amount provided by the most recent
                            increase;
                         b. Face amounts provided by the next most recent
                            increases, successively; and
                         c. The face amount when the policy was issued.

                    3. The face amount remaining in force after any requested decrease may not be less than the minimum face amount shown on the Policy Specifications Page.

                    4.   Any decrease must be at least $5,000.

                    Any increase in face amount will be subject to the following conditions:

                    1. Proof that the Insured is insurable by our standards on the date of the requested increase must be submitted.

                    2. The increase will become effective on the Monthly Anniversary on or following our receipt of such proof.

                    3.   Any increase must be at least $5,000.

                    4. The Insured must have an Attained Age not greater than age 80 on the anniversary date that the increase will become effective.

                    We will amend your policy to show the effective date of the decrease or increase.

Change in           The contract type in effect may be changed by sending us a
Contract Type       written request. The effective date of change will be the
                    Monthly Anniversary on or following the date we receive the request. On the effective date of this change the death benefit payable does not change.

                    If the contract type in effect is increasing, it may be changed to level. The face amount will be increased to equal the death benefit on the effective date of change.

                    If the contract type in effect is level, it may be changed to increasing. Proof that the Insured is insurable by our standards on the date of the change must be submitted. The face amount will be decreased to equal the death benefit less the cash value on the effective date of change. This change may not be made if it would result in a face amount which is less than the minimum face amount shown on the Policy Specifications Page.


30328                                3.03
(5/01)

                    3.   PREMIUMS AND GRACE PERIOD

Payment of          Your first premium is due as of the Issue Date. While the
Premiums            Insured is living, premiums after the first must be paid at our home office. If this policy is in your possession and you have not paid the first premium, it is not in force. It will be considered that you have the policy for inspection only.

                    Premiums after the first may be paid in any amount and at any interval subject to the following conditions:

                    1.   No premium payment may be less than $20.00.

                    2. Total premiums paid in any policy year may not exceed the maximum premium limit for that policy year. The maximum premium limit for a policy year is the largest amount of premium which can be paid in that policy year such that the sum of the premiums paid under the policy will not at any time exceed the guideline premium limitation referred to in Section 7702(c) of the Internal Revenue Code of 1986, or as set forth in any applicable successor provision thereto. The maximum premium limit for the following policy year will be shown on your annual report.

                         On any date that we receive a premium which causes the death benefit to increase by an amount that exceeds that premium received, we reserve the right to refuse the premium payment. We may require additional evidence of insurability before we accept the premium payment.

Net Premium         The premium paid less the Premium Expense Charge and less
                    the Premium Tax Charge from the Policy Specifications Page is the net premium.

Allocation of       You determine the allocation of net premiums among the
Net Premiums        General Account and the Divisions of the Separate Account.
                    You determine the allocation of net premiums among the General Account and the Divisions of the Separate Account.
                    For any chosen allocation the minimum percentage that may be allocated is 10% of the net premium. Percentages must be in whole numbers. The General Account Cash Value immediately after payment of the premium cannot exceed. 1., below, multiplied by 2., below:

                    1. The General Account Cash Value plus the Separate Account Cash Value.

                    2. The General Account Maximum Allocation Percent as shown on the Policy Specifications page.

                    The initial allocation is shown on the application, a copy of which is attached. We may modify the General Account Maximum Allocation Percent at any time.

Your Right          You may change the allocation of future net premiums among
to Change           the General Account and/or the Divisions of the Separate
Allocation          Account subject to the conditions outlined in the Allocation of the Net Premiums provision. The change in allocation percentages will take effect immediately upon our receipt of your written request.

Grace Period        We will allow a grace period of 62 days. The grace period
                    will start on any monthly anniversary when the cash surrender value is not large enough to cover the next monthly deduction. (Monthly deduction is defined in the Cash
                    Values Section.) At that time, we will send you and any assignee of record a notice. The notice will indicate the minimum premium needed to keep the policy in force and the date such payment is due.

                    If you do not pay a premium large enough to cover the monthly deduction by the end of the grace period, your policy will lapse at the end of that 62 day period. It will then terminate without cash value. If the Insured dies during the grace period, any past due monthly deductions will be deducted from the death benefit.

30328                                3.04
(5/01)

Reinstatement       You may reinstate your lapsed policy within 5 years after
                    the date of lapse. This must be done before the Insured's age 100. You must submit the following items:

                    1.   A written request for reinstatement.

                    2. Proof satisfactory to us that the Insured is insurable by our standards.

                    3.   A premium large enough to cover:
                         a. The monthly deductions due at the time of lapse; and

                         b. Two times the monthly deduction due at the time of
                            reinstatement.

                    4. A payment to cover any Loan Interest due and unpaid at the time of lapse.

                    The Insured must be alive on the date we approve the request for reinstatement. If the Insured is not alive, such approval is void and of no effect.

                    The reinstated policy will be in force from the date we approve the reinstatement application. There will be a full monthly deduction for the policy month which includes that date. The only accumulation value of this policy upon reinstatement will be the amount provided by the premium then paid. The application for reinstatement will be contestable for two years during the lifetime of the Insured from the date of its approval. Any loan and loan interest due on the date of lapse may be paid or reinstated. Any loan and loan interest reinstated will cause a cash value of an equal amount to also be reinstated.

                    Any loan paid at the time of reinstatement will cause an increase in cash value equal to the amount of the repaid loan.


30328                                3.05
(5/01)

                    4.   LOANS

                    After the first policy anniversary, you may borrow an amount not in excess of the loan value of your policy while it is in force. The minimum amount of your net loan request at any one time must be at least $500. Your policy will be the sole security for such loan. We have the right to require your policy for endorsement.

                    The loan value is 90% of the cash value of your policy at the date of the loan request, reduced by any existing loans and loan interest due.

                    You may allocate the policy loan and any loan interest due on this loan among the General Account and the Divisions of the Separate Account. If you do not specify the allocation, then the policy loan will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the cash value in each Division bears to the total cash value of the policy, minus the cash value in the Loan Account, on the date of the policy loan.

                    Cash value equal to the policy loan and the loan interest due on this loan allocated to the General Account and each Division of the Separate Account will be transferred to the Loan Account, reducing the cash value allocated to the Divisions of the Separate Account accordingly.

                    Cash value held in the Loan Account for loan collateral will earn interest daily at an annual rate not less than the Loan Account guaranteed interest rate shown on the Policy Specifications Page.

Loan Interest       Interest payable on a loan accrues daily. Loan interest is
Due Date            due and payable in arrears on each policy anniversary or on a pro rata basis for any shorter period as the loan may exist. If you do not pay the interest when it is due on a policy anniversary, an amount of cash value equal to the loan interest will also be transferred to the Loan Account if your policy has sufficient loan value. The total loan rate will not exceed 8.0% per year.

                    We will charge the same rate of interest on this amount as on the policy loan. The amount transferred will be deducted from the Divisions of the Separate Account in the same proportion that the cash value in each Division bears to the total cash value of the policy, minus the cash value in the Loan Account.

Loan Repayments     All funds received will be credited to your policy as a
                    premium unless clearly marked for loan repayment.

                    You may repay your loan in whole or in part at any time before the death of the Insured while the policy is in force. When a loan repayment is made, cash value securing the debt in the Loan Account equal to the loan repayment will be repaid to the Divisions of the Separate Account in the same proportion that the cash value in the Loan Account bears to the cash value in each Loan SubAccount as of the date the original loan was made, unless you indicate a specific allocation to the Divisions of the Separate Account. Unpaid loans and loan interest will be deducted from any settlement of your policy.


                    If you fail to make repayment when the total loan and loan interest due would exceed the cash value, your policy will terminate. We will allow you a grace period for such payment of loans and loan interest due. In such event the policy becomes void at the end of the grace period, we will mail a notice to your last known address, the last known address of the Insured, and that of any assignee of record. This grace period will expire 62 days from the Monthly Anniversary immediately before the date the total loan and loan interest due exceeds the cash value and any unpaid monthly expense charges; or 31 days after such notice has been mailed, if later.


30425                                4.01
(5/01)

                    5.   CASH VALUES

Cash Value          The cash value of your policy is equal to the total of:

                    -    The cash value in the General Account; plus

                    - The cash value in the Divisions of the Separate Account; plus

                    -    The cash value in the Loan Account.


                    You may borrow against the loan value of your policy. The interest rate used to calculate the interest earned on the cash values in the Loan Account securing any policy loan will be at an effective annual rate not less than the Loan Account guaranteed interest rate shown on the Policy Specifications Page.

General Account     The cash value in the General Account as of the Investment
Cash Value          Start Date is equal to:

                    - The portion of the initial net premium received and allocated to the General Account; minus

                    - The portion of the monthly deductions due from the Issue Date through the Investment Start Date charged to the General Account.

                    The cash value in the General Account on any day after the Investment Start Date is equal to:

                    - The cash value on the preceding Valuation Date, with interest on such value at the current rate; plus

                    - Any portion of net premium received and allocated to the General Account on that day; plus

                    - Any amounts transferred to the General Account on that day; plus

                    - Any loan repayments allocated to the General Account on that day; plus

                    - That portion of any interest credited on outstanding loans which is allocated to the General Account on that day; minus

                    - Any amount transferred plus any transfer charge from the General Account to the Divisions of the Separate Account on that day; minus

                    - Any partial withdrawal plus any withdrawal transaction charge made from the General Account on that day; minus

                    - Any amount transferred from the General Account to the Loan Account on that day; minus

                    - If that day is a Monthly Anniversary, any withdrawal due to a pro rata surrender plus any withdrawal transaction charge made from the General Account on that day; minus

                    - If that day is a Monthly Anniversary, the portion of the monthly deduction charged to the General Account to cover the Policy month which starts on that day.

General Account     The interest credited to the General Account cash value for
Interest Rate       a specific day will be at an effective annual rate not less than the General Account cash value guaranteed interest rate shown on the Policy Specifications page.

Separate Account    The cash value in each Division of the Separate Account on
Cash Value          the Investment Start Date is equal to:

                    - The portion of the initial net premium received and allocated to the Division; minus

                    - The portion of the monthly deductions due from the issue date through


30425                                4.02
(5/01)
                         the Investment Start Date charged to the Division.

                    The cash value in each Division of the Separate Account on a subsequent valuation date is equal to:

                    - The cash value in the Division on the preceding valuation date multiplied by that Division's net investment factor for the current valuation period; plus

                    - Any portion of net premium received and allocated to the Division during the current valuation period; plus

                    - Any net amounts transferred to the Division from the General Account or from another Division during the current valuation period; plus

                    - Any loan repayments allocated to the Division during the current valuation period; plus

                    - That portion of any interest credited on outstanding loans which is allocated to the Division during the current valuation period; minus

                    - Any amounts transferred plus any transfer charge from the Division during the current valuation period; minus

                    - Any partial withdrawal plus any withdrawal transaction charge from the Division during the current valuation period; minus

                    - Any amount transferred from the Division to the Loan Account during that valuation period; minus

                    - If a monthly anniversary occurs during the current valuation period, the portion of the monthly deduction charged to the Division during the current valuation period to cover the policy month which starts during that valuation period.

Net Investment      The Net Investment Factor measures the investment
Factor              performance of a Division during a valuation period. The Net
                    Investment Factor for each Division for a valuation period is calculated as follows:

                    - The value of the assets at the end of the preceding valuation period; plus

                    - The investment income and capital gains --- realized or unrealized --- credited to the assets in the valuation period for which the net investment factor is being determined; minus

                    - The capital losses --- realized or unrealized --- charged against those assets during the valuation period; minus

                    - Any amount charged against each Division for taxes, including any tax or other economic burden resulting from the application of tax laws that we determine to be properly attributable to the Divisions of the Separate Account, or any amount we set aside during the valuation period as a reserve for taxes attributable to the operation or maintenance of each Division; minus

                    - A charge not to exceed .0020471% for each day in the valuation period. This corresponds to 0.75% per year for mortality and expense risks; divided by

                    - The value of the assets at the end of the preceding valuation period.

Loan Account        The cash value of the Loan Account as of the Investment
Cash Value          Start Date is zero.

                    The cash value of the Loan Account on any day after the Investment Start Date is equal to:

                    - The cash value of the Loan Account on the preceding business day, with interest; plus


30425                                4.03
(5/01)

                    - Any amount transferred to the Loan Account from the General Account on that day; plus

                    - Any net amount transferred to the Loan Account from the Divisions of the Separate Account on that day; minus

                    -    Any loan repayments on that day.

Monthly Cost        The monthly cost of insurance for the following month is
of Insurance        deducted on the monthly anniversary date. The monthly cost of insurance is 1, below, multiplied by the difference between 2 and 3 below:

                    1.   The monthly cost of insurance rate divided by 1,000.

                    2. The death benefit at the beginning of the policy month divided by 1.00327374.

                    3. The cash value at the beginning of the policy month, before the deduction of the monthly cost of insurance.

                    If the contract type is level and if there has been an increase in the face amount, then the cash value will first be considered a part of the face amount when the policy was issued. If the cash value is greater than the initial face amount, the excess cash value will then be considered a part of each increase in order, starting with the first increase.

Monthly Cost        At the beginning of each policy year, the monthly cost of
of Insurance        insurance rate is determined using the Insured's Attained
Rates               Age. The monthly cost of insurance rate is based on the
                    attained age and rate class. For the initial face amount, we will use the rate class on the issue date. For each increase, we will use the rate class applicable to the increase. If the death benefit equals a percentage of the cash value, any increase in cash value will cause an automatic increase in the death benefit. The rate class for such increase will be the same as that used for the most recent increase that required proof that the Insured was insurable by our standards.

                    The monthly cost of insurance rates will never exceed the rates shown on the Table of Guaranteed Monthly Cost of Insurance Rates page. Any change in the cost of insurance rates will apply to all persons of the same age, and classification whose policies have been in force for the same length of time.

Monthly Expense     The amount of the monthly expense charge is shown on the
Charge              Policy Specifications Page.

Monthly Deduction   The monthly deduction is:

                    1.   The monthly cost of insurance; plus

                    2. The monthly cost of insurance for any rider included with this policy; plus

                    3.   The monthly expense charge; plus

                    The monthly deduction for a policy month will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the cash value in the General Account and each Division bears to the total cash value of the policy, minus the cash value in the Loan Account on the monthly anniversary.

Cash Surrender      The cash surrender value of this policy is:
Value
                    1.   The cash value at the time of surrender; minus

                    2.   Any loan and loan interest due.

Surrender           You may surrender your policy for its cash surrender value at any time during the lifetime of the Insured by sending us a written request. The cash surrender value will be determined as of the date we receive your written request at our home


30425                                4.04
(5/01)
                    office. The cash surrender value will not be reduced by any monthly deduction due on that date for a subsequent policy month.

Partial             After the first policy year, upon written request to us, you
Withdrawal          can make a partial withdrawal of cash subject to the
                    conditions listed below and the specific General Account and Separate Account Partial Withdrawal limits.

                    - You may make up to one partial withdrawal each policy month.

                    - The minimum amount of your net partial withdrawal request from the General Account or any one Division must be at least $50.00 of a Division or your entire balance in that Division, if smaller.

                    - The total amount of your net partial withdrawal request at any one time must be at least $500.

                    - The amount of withdrawal obtained by partial withdrawal may not exceed the Loan Value.

                    If the Contract Type is Option A and the death benefit equals the face amount, then a partial withdrawal will decrease the face amount by an amount equal to the partial withdrawal. If the death benefit equals a percentage of the cash value then a partial withdrawal will decrease the face amount by any amount by which the partial withdrawal exceeds the difference between the death benefit and the face amount.

                    Each partial withdrawal is subject to an administrative charge equal to the lesser of $25.00 or 2% of the amount of the partial withdrawal.

General Account     The maximum amount of all partial withdrawals and transfers
Partial             from the General Account in a policy year will be the cash
Withdrawals         surrender value of the General Account at the beginning of that policy year multiplied by the withdrawal percentage limit, as shown on the Specifications page.

Separate Account    The maximum amount of your partial withdrawal from any one
Partial             of the Divisions of the Separate Account in a policy year
Withdrawals         will be the cash surrender value of that Division.

Allocation of       You may allocate the partial withdrawal, subject to the
Partial             above conditions, among the General Account and the
Withdrawals         Divisions of the Separate Account. If you do not specify the allocation, then the partial withdrawal will be allocated among the General Account and the Divisions of the Separate
                    Account in the same proportion that the cash value in the General Account and each Division bears to the total cash value of the policy, minus the cash value in the Loan
                    Account on the date of the partial withdrawal. If the General Account conditions will not allow this proportionate allocation, we will request that you specify an acceptable allocation.

                    If the contract type is level and the death benefit equals the face amount, then a partial withdrawal will decrease the face amount by an amount equal to the partial withdrawal. If the death benefit equals a percentage of the cash value then a partial withdrawal will decrease the face amount by any amount by which the partial withdrawal exceeds the difference between the death benefit and the face amount. The face amount will be decreased in the following order:

                    1.   The face amount at issue; and

                    2. Any increases in the same order in which they were issued.

                    No partial withdrawal will be processed which will result in the face amount being decreased below the minimum face amount shown on the Policy Specifications Page.

                    We reserve the right to change the minimum amount or the number of times you may make a partial withdrawal. Each partial withdrawal is subject to an administrative charge equal to the lesser of $25.00 or 2% of the amount of the partial withdrawal.

Postponement        We will usually pay any amounts payable on surrender,
of Payments         partial withdrawal or policy loan allocated to the Divisions
or Transfers        of the Separate Account within seven days after written
                    notice is received. We will usually pay any death benefit proceeds within seven days after we receive due proof of claim. Payment of any amount payable on surrender, partial withdrawal, policy loan or death may be postponed


30425                                4.05
(5/01)
                    whenever:

                    1. The New York Stock Exchange or our home office are closed (other than customary weekend and holiday closing) or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;

                    2. The Securities and Exchange Commission, by order, permits postponement for the protection of policy owners; or

                    3. An emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

                    We may defer payment of the portion of any amount payable from the General Account on surrender or partial withdrawal for not more than six months. If we defer payment for 30 days or more, we will pay interest at the rate of 2 1/2% per year for the period of deferment.

                    Transfers may also be postponed under the circumstances listed above.

                    We may defer payment of the portion of any Policy loan from the General Account for not more than six months. No payment from the General Account to pay premiums on this Policy will be deferred.

Continuation        If all premium payments cease, the insurance provided under
of Insurance        this policy, including benefits provided by any rider
                    attached to this policy will continue in accordance with provisions of this policy for as long as the cash surrender value is sufficient to cover the monthly deductions. Any remaining cash surrender value will be payable on the maturity date.

Basis of            All values are at least equal to those required by any
Computation         applicable law of the state that governs your policy. We
                    have filed a detailed statement of the method of calculating cash values and reserves with the insurance supervisory official of that state.


30425                                4.06
(5/01)

                    6.   PERSONS WITH AN INTEREST IN THE POLICY

Owner The owner of this policy is as shown in the application or in any supplemental agreement attached to this policy, unless later changed as provided in this policy. You, as owner, are entitled to all rights provided by this policy, while it is in force. Any person whose rights of ownership depend upon some future event will not possess any present rights of ownership. If there is more than one owner at a given time, all must exercise the rights of ownership by joint action.

                    1. Owner's rights. Unless otherwise provided, the policy will be jointly owned by all owners named in a class, or by the survivors of that class.

                    2. Trustee Owner. We may act in reliance upon the written request of any trustee and we are not responsible for proper administration of the trust.

                    3. Final Owner. Unless otherwise provided, the final owner will be the estate of the last owner to die.

Beneficiary         The beneficiary to receive the proceeds in the event of the
                    Insured's death is as shown in the application or in any supplemental agreement attached to this policy, unless later changed as provided in the policy. You may change the beneficiary in accordance with the Change of Owner or Beneficiary provision. Unless otherwise stated, the beneficiary has no rights in this policy before the death of the Insured. If there is more than one beneficiary at the death of the Insured, each will receive equal payments unless otherwise provided. Unless you provide otherwise, if a beneficiary dies prior to the Insured's death, that beneficiary's share will be paid to the living beneficiaries of that class. The deceased beneficiary's share will be paid in the same proportion as the living beneficiaries' shares.
                    If there are no beneficiaries living when the Insured dies, or at the end of any Common Disaster period, the proceeds
                    (commuted if required) will be payable to you, if you are living, or to your estate.

                    Any payment we make will terminate our liability with respect to such payment. If the Insured designates specific amounts to be paid to specific beneficiaries and the total of those amounts is other than the amount of proceeds payable, the proceeds payable will be adjusted and paid in the same proportion as the specific amounts were to be paid.

                    1. "Children legally adopted" means those adopted through recognized statutory proceedings.

                    2.   A corporation includes its successors or assigns.

                    Any term used in the masculine, feminine, singular or plural, will include or be the opposite gender or number where necessary.

                    If any beneficiary designation in the application includes any of the following provisions, the terms of that provision shown below will apply:

                    1. Per Stirpes. The share of a deceased beneficiary will be paid to that beneficiary's surviving children, equally.

                    2. Common Disaster. We will not make payment until the stated number of days after the Insured's death. If any beneficiary dies during this period, or if the order of death of any beneficiary and the Insured cannot be determined, we will pay as though such beneficiary died first.

                    3. Trust for Minor Beneficiary. The original or successor trustee for a minor beneficiary will serve without bond and exercise all rights and receive all proceeds for the minor beneficiary. Such proceeds will be held in a separate trust and used at the trustee's discretion for such minor's education, support, care and general welfare. The trust will terminate at the legal age of majority or prior death of the minor beneficiary. Any funds then held by the trustee will be paid in one sum to such beneficiary or the beneficiary's estate. The trust can be revoked by a change of beneficiary under the policy. Payment to any trustee will discharge us to the extent of such payment.


30628                                6.01
(5/01)

                    4.   Trust Under Will. When we receive at our Home Office:

                         a.) Certified copies of the last Will and Testament of
                             the named testator;

                         b.) The order admitting the Will to probate; and if
                             such Will created a trust capable of receiving proceeds;

                         then we will pay the proceeds to the trustee.

                         If, before we receive these documents, satisfactory proof is furnished that:

                         a.) the testator died intestate; or

                         b.) the Will created no trust capable of receiving
                             proceeds; or

                         c.) the testator was not the Insured, but survived the
                             Insured;

                         then we will pay the proceeds to you, unless otherwise provided.

                         If we pay under any of these conditions, we will be discharged to the extent of such payment. We are not required to check into the validity, general terms or proper administration of the trust. Such trustee designation will not affect your rights under the policy, including the right to change the beneficiary.

                    5. Trust Under Separate Written Agreement. When we receive at our Home Office a written statement from the trustee named in the beneficiary designation that:

                         a.) the trust agreement is in force; and

                         b.) the agreement permits the trustee to receive the
                             proceeds;

                         then we will pay the proceeds to the trustee.

                         If, before we receive the trustee's statement, satisfactory proof is furnished that:

                         a.) the trust agreement is not in effect; or

                         b.) the agreement does not permit the trustee to
                             receive the proceeds;

                         then we will pay the proceeds to you, unless otherwise provided.

                         If we pay under any of these conditions, we will be discharged to the extent of such payment. We are entitled to rely on any statements or documents furnished to us by the trustee and are not required to check into the validity, general terms or proper administration of the trust agreement. Such trustee designation will not affect your rights under the policy, including the right to change the beneficiary.

                    6. Irrevocable Beneficiary. You cannot change an irrevocable beneficiary without the written consent of such beneficiary. Also, you cannot exercise any other ownership rights without the consent of such beneficiary, if the exercise of such rights will have the effect of diminishing the rights and interest of the irrevocable beneficiary.

                    7. Creditor Beneficiary. Proceeds payable to any creditor beneficiary are limited to its provable interest. The balance of any proceeds will be paid to an other named beneficiary. If there is no other beneficiary living, we will pay the proceeds to you, unless otherwise provided. You cannot change a creditor beneficiary without the written consent of the creditor or release of its interest. Also, you cannot exercise any other ownership rights without the consent of such beneficiary, if the exercise of such rights will have the effect of diminishing the rights and interest of the creditor beneficiary.

30628                                 6.02
(5/01)

                    8. Business Beneficiary. If any designation indicates the existence of a business relationship between the Insured and the beneficiary, such designation may not be changed without the consent of the business beneficiary. Also, you cannot exercise any other ownership rights without the written consent of such beneficiary, if the exercise of such rights will have the effect of diminishing the rights and interest of the business beneficiary.

Change of           During the Insured's lifetime you may change the ownership
Owner or            and beneficiary designations, subject to any restrictions as
Beneficiary         stated in the Owner or Beneficiary provisions. You must make the change in written form satisfactory to us. When recorded it will take effect as of the time you signed the request, whether or not the Insured is living when we receive your request at our home office. The change will be subject to any assignment of this policy or other legal restrictions.
                    It will also be subject to any payment we made or action we took before we received your written notice of the change.
                    We have the right to require the policy for endorsement before we accept the change.

                    If you are also the beneficiary of the policy at the time of the Insured's death, you may designate some other person to receive the proceeds of the policy within 60 days after the Insured's death.

Assignments         We will not be bound by an assignment of the policy or of
                    any interest in it unless:

                    1.   The assignment is made as a written instrument,

                    2. You file the original instrument or a certified copy with us at our home office, and

                    3.   We send you an acknowledged copy.

                    We are not responsible for determining the validity of any assignment. If a claim is based on an assignment, we may require proof of interest of the claimant. A valid assignment will take precedence over any claim of a revocable beneficiary.

                    7.   THE CONTRACT

The Contract        We have issued this policy in consideration of the
                    application and payment of premiums. The policy, the application for it, any riders, and any application for an increase in face amount constitute the entire contract and are attached to and made a part of the policy when the insurance applied for is accepted. A copy of any application for reinstatement will be sent to you for attachment to this policy and will become part of the contract of reinstatement and of this policy. The policy may be changed by mutual agreement. Any change must be in writing and approved by our President, Vice President, or Secretary. Our agents have no authority to alter or modify any terms, conditions, or agreements of this policy, or to waive any of its provisions.

Conformity with     If any provision in this policy is in conflict with the laws
Statutes            of the state which govern this policy, the provision will be deemed to be amended to conform with such laws. In addition, we reserve the right to change this policy if we determine that a change is necessary to cause this policy to comply with, or give you the benefit of, any federal or state statute, rule or regulation, including, but not limited to, requirements for life insurance contracts under the Internal
                    Revenue Code, or its regulations or published rulings.

Statements in       All statements made by the Insured or on his or her behalf,
Application         or by the applicant, will be deemed representations and not warranties, except in the case of fraud. Material misstatements will not be used to void the policy, any rider or any increase in face amount or deny a claim unless made in the application for a policy, rider or an increase in face amount.

Claims of           To the extent permitted by law, neither the policy nor any
Creditors           payment under it will be subject to the claim of creditors or to any legal process.

Right to            You have the right to request us to cancel an increase in
Examine Increase    face amount and receive a refund. The request must be made
in Face Amount      no later than:

                    - 20 days from the date you received the new Policy Specifications Page for the increase.


30628                                6.03
(5/01)

                    The refund will equal the monthly deductions associated with that increase. If you do request us to cancel the increase but do not request a refund, the monthly deductions associated with that increase will be restored to the policy's cash value. This amount will be allocated to the Divisions of the Separate Account in the same manner as it was deducted.

Conversion Rights   While your policy is in force, you have a one time right
                    during the first two policy years to transfer all of your cash value from the Divisions of the Separate Account to the General Account.

                    If, at any time during the first two policy years, you request in writing the transfer of the cash value held in the Divisions of the Separate Account to the General Account and you indicate that you are making this transfer in exercise of your conversion rights, the transfer will not be subject to a transfer charge or transfer limits, if any. At the time of such transfer, there will not be any effect on the death benefit, face amount, net amount at risk, rate class or Issue Age.

                    If you exercise your one time conversion right, we will automatically allocate all future net premiums to the General Account.

Misstatement        If there is a misstatement of age or sex (if applicable)
of Age or Sex       in the application, the amount of the death benefit will be
and Corrections     that which would be purchased by the most recent mortality charge at the correct age.

                    If we make any payment or policy changes in good faith, relying on our records, or evidence supplied to us, our duty will be fully discharged. We reserve the right to correct any errors in the policy.

Incontestability    We cannot contest this policy after it has been in force
                    during the lifetime of the Insured for two years from its issue date. We cannot contest an increase in face amount with regard to material misstatements made concerning such increase after it has been in force during the lifetime of the Insured for two years from its effective date. We cannot contest any reinstatement of this policy after it has been in force during the lifetime of the Insured for a period of two years from the date we approve the reinstatement. This provision will not apply to any rider which contains its own incontestability clause.

Suicide Exclusion   If the Insured dies by suicide, while sane or insane, within two years from the issue date (or within the maximum period permitted by law of the state in which this policy was delivered, if less than two years), the amount payable will be limited to the amount of premiums paid, less any outstanding policy loans with interest to the date of death, and less any partial withdrawals.

                    If the Insured, while sane or insane, commits suicide within two years after the effective date of any increase in face amount, the death benefit for that increase will be limited to the monthly deductions for the increase.

Annual Report       Each year a report will be sent to you which shows the
                    current policy values, premiums paid and deductions made since the last report, and any outstanding policy loans.

Projection of       You may make a written request to us for a projection of
Benefits and        illustrative future cash values and death benefits. This
Values              projection will be furnished to you for a nominal fee.


                    8.   SEPARATE ACCOUNT PROVISIONS

Separate Account    The variable benefits under this policy are provided through investments in the Separate Account. This account is used for flexible premium variable life insurance policies and, if permitted by law, may be used for other policies or contracts as well. We hold the assets of the Separate
                    Account. These assets are held separately from the Company's general assets. Income, gains and losses -- whether or not realized -- from assets allocated to the Separate Account will be credited to or charged against the account without regard to our other income, gains or losses.


30628                                6.04
(5/01)

                    Assets held by the Separate Account will not be charged with liabilities that arise from any other business we may conduct. We have the right to transfer to the Company's general assets any assets of the Separate Account which are in excess of the reserves and other policy liabilities of the Separate Account.

                    The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to the laws of the State of Missouri, which regulate the operations of insurance companies incorporated in Missouri. The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of Missouri. The approval process is on file with the Insurance Commissioner of the state in which this policy was delivered.

Divisions           The Separate Account has several Divisions. Each Separate
                    Account Division will buy shares in a different investment portfolio.

                    Income, gains and losses -- whether or not realized -- from the assets of each Division of the Separate Account are credited to or charged against that Division without regard to income, gains or losses in other Divisions of the Separate Account.

                    We will value the assets of each Division of the Separate Account at the end of each valuation period. A valuation period is the period between two successive valuation dates, commencing at the close of trading (currently 4:00 p.m. New York time) each valuation date and ending at the close of trading (currently 4:00 p.m. New York time) on the next succeeding valuation date. A valuation date is each day that the New York Stock Exchange and our home office are open for business or any other day that may be required by any applicable Securities and Exchange Commission Rules and Regulations.

Transfers           You may transfer amounts as follows:

                    - Between the General Account and the Divisions of the Separate Account; or

                    -    Among the Divisions of the Separate Account.

                    These transfers will be subject to the following conditions:

                    - We must receive a request for transfer in a form acceptable to us.

                    - Transfers from or among the Divisions of the Separate Account must be at least $250.00 or the entire amount you have in a Division, if smaller.

                    - Transfers and/or partial withdrawals from the General Account to the Divisions of the Separate Account must be at least $250.00. The maximum amount of all transfers and partial withdrawals from the General Account in any policy year will be the cash surrender value of the General Account at the beginning of that Policy year multiplied by the General Account Maximum Withdrawal Percent Limit, as shown on the Policy Specifications page.

                    - Transfers from the General Account to certain Divisions may be restricted.

                    The General Account Cash Value immediately after any transfer in to the General Account cannot exceed 1., below, multiplied by 2., below:

                    1. The General Account Cash Value plus the Separate Account Cash Value.

                    2. The General Account Maximum Allocation percent as shown on the Certificate Specifications page.

                    We may revoke or modify the transfer privilege at any time, including the minimum amount transferable, the General Account Maximum Allocation Percent, the General Account Maximum Withdrawal Percent limit, and the transfer charge, if any.


30628                                6.05
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

Addition, Deletion  We reserve the right, subject to compliance with applicable
or Substitution     law, to make additions to, deletions from, or substitutions
of Investments      for the shares of a fund that are held by the Separate
                    Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any of the Funds and to substitute shares of another fund or of another registered open-end, investment company, if the shares or funds are no longer available for investment or if in our judgment, further investment in any fund should become inappropriate in view of the purpose of the policy. We will not substitute any shares attributable to the owner's interest in a Division of the Separate Account without notice to the owner and compliance with the Investment
                    Company Act of 1940. This will not prevent the Separate
                    Account from purchasing other securities for other series or classes of policies, or from permitting conversion between series or classes of policies or contracts on the basis of requests made by owners.

                    We reserve the right to establish additional Divisions of the Separate Account, each of which would invest in a new fund or in shares of another open-end investment company and to make such Divisions available to such class or series of policies as we deem appropriate. Subject to any required regulatory approval, we also reserve the right to eliminate or combine existing Divisions of the Separate Account or to transfer assets between Divisions.

                    Subject to obtaining any necessary regulatory or owner approval, the Separate Account may be operated as a management company under the Investment Company Act of 1940; it may be deregistered under that Act in the event registration is no longer required; it may be combined with other separate accounts; or its assets may be transferred to other separate accounts.


30628                                6.06
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

                    9.   PAYMENT OF POLICY BENEFITS

Payment A lump sum payment will be made as provided on the face page.

Interest on         We will pay interest on proceeds from the date of the
Proceeds            Insured's death to the date of payment. Interest will be at an annual rate determined by us, but never less than the guaranteed rate of 4.0%.

Extended            Provisions for settlement of proceeds different from a
Provisions          lump sum payment may only be made upon written agreement
                    with us.


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

              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE TO AGE 100

                               Non-Participating



                          [PARAGON LOGO APPEARS HERE]

30046
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